Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Fundrise For-Sale Housing eFund – Washington DC, LLC of our report dated April 6, 2017, relating to our audits of the balance sheets as of December 31, 2016 and 2015 and to the reference to our firm under the heading “Experts” in such Regulation A Offering Circular.

McLean, Virginia

April 24, 2017